Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TIM HORTONS INC.
     TIM HORTONS INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:
     1. The name of the Corporation is “TIM HORTONS INC.” The Corporation was originally incorporated under the name “Delcan, Inc.,” and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on December 4, 1995.
     2. This Amended and Restated Certificate of Incorporation (“Certificate”) was duly adopted by the Board of Directors and the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law (the “DGCL”).
     3. This Certificate restates, integrates and further amends the provisions of the certificate of incorporation of the Corporation.
     4. The text of the certificate of incorporation is hereby restated and amended to read in its entirety as follows:
ARTICLE I
NAME
     The name of the corporation is Tim Hortons Inc. (the “Corporation”).
ARTICLE II
PURPOSE
     The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE III
REGISTERED AGENT
     The street address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE IV
CAPITALIZATION
     Section 4.1 Authorized Capital Stock.
     The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 1,100,000,000 shares, consisting of 1,000,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

     Section 4.2 Preferred Stock.
     (a) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors (the “Board”) is hereby expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and the qualifications, limitations and restrictions thereof, as shall be stated in the resolution(s) adopted by the Board providing for the issuance of such series and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL.
     (b) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Certificate (including any Preferred Stock Designation).
     Section 4.3 Common Stock.
     (a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation).
     (b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
     (c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
ARTICLE V
CORPORATE OPPORTUNITIES
     Section 5.1 This Article V anticipates the possibility: (i) that in the future the Corporation will not be a wholly-owned subsidiary of Wendy’s International, Inc., an Ohio corporation (“Wendy’s”), but that Wendy’s may be a majority or significant stockholder of the Corporation for a certain period of time; (ii) that certain officers and/or directors of Wendy’s may serve as officers and/or directors of the Corporation; (iii) that certain officers and/or directors of the Corporation also may serve as officers and/or directors of Wendy’s; (iv) that the Corporation and Wendy’s, either directly or through their subsidiaries, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities; and (v) that benefits may be derived by the Corporation through its continued contractual, corporate and business relations with Wendy’s and its subsidiaries. The provisions of this Article V shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation and its subsidiaries as they may involve Wendy’s and its subsidiaries, and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.
     Section 5.2 Except as may be otherwise provided in a written agreement between the Corporation and Wendy’s, Wendy’s shall have the right to engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as the Corporation, and the Corporation shall not be deemed to have an interest or expectancy in any business opportunity, transaction, or other matter (each a “Business Opportunity”) in which Wendy’s engages or seeks to engage merely because the Corporation engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity. Neither Wendy’s nor any officer or director thereof (provided that any such director or officer who is also an director or officer of the Corporation has acted in a manner consistent with the provisions set forth in Section 5.4 below, to the extent it is applicable) shall be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders by reason of Wendy’s exercising its right to engage in the same or similar activities or lines of business as the Corporation or by reason of any such director or officer’s participation in any such activities or lines of business.
     Section 5.3 If Wendy’s acquires knowledge of a potential Business Opportunity that may be deemed to constitute a corporate opportunity of both Wendy’s and the Corporation, Wendy’s shall have no duty to communicate or offer such Business Opportunity to the Corporation and shall be permitted to pursue or acquire such Business Opportunity for itself or direct such Business Opportunity to its affiliates or any third party, and as a result of any such actions (i) shall not be deemed to have breached or acted in a manner inconsistent with or opposed to any of its duties (fiduciary or otherwise) to the Corporation and its stockholders with respect to such Business Opportunity; and (ii) shall not be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders.
     Section 5.4 If any director or officer of Wendy’s who is also a director or officer of the Corporation acquires knowledge of a potential Business Opportunity that may be deemed a corporate opportunity of both the Corporation and Wendy’s, then such officer or director shall have no duty to communicate or offer such Business Opportunity to the Corporation and shall be permitted to communicate or offer such Business Opportunity to Wendy’s or any of Wendy’s affiliates (except as set forth in the proviso below) and as a result of any such actions, (i) shall not be deemed to have breached or acted in a manner inconsistent with or opposed to any of his or her duties (fiduciary or otherwise) to the Corporation and its stockholders with respect to such Business Opportunity; and (ii) shall not be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders; provided, however, with respect to each of (i) and (ii) above, a Business Opportunity offered to any person who is a director or officer of the Corporation, and who is also a director or officer of Wendy’s, shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation.
     Section 5.5 For purposes of Sections 5.1 through 5.5 only: (i) The term “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests; and (ii) the term “ Wendy’s” shall mean Wendy’s and all corporations, partnerships, joint ventures, associations and other entities in which Wendy’s beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests (other than the Corporation, defined in accordance with clause (i) of this Section 5.5).
     Section 5.6 Anything in this Certificate to the contrary notwithstanding, the foregoing provisions of this Article V shall automatically terminate, expire and have no further force and effect on the date that: (i) Wendy’s and its subsidiaries (excluding the Corporation and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Trigger Date”); and (ii) no person who is a director or officer of the Corporation is also a director or officer of Wendy’s or a subsidiary of Wendy’s. No addition to, alteration of or termination of this Article V or any other provision of this Certificate shall eliminate or impair the effect of this Article V on any act, omission, right or liability that occurred prior thereto.
ARTICLE VI
BOARD OF DIRECTORS
     Section 6.1 Power and Authority.
     The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the By-Laws (“By-Laws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.
     Section 6.2 Voting.
     Subject to the following sentence and unless otherwise required by law, this Certificate or the By-Laws, each director shall have one vote on all matters presented to the Board for its consideration. If the Board considers any action that results in an equal number of the directors at the meeting voting for and against the action and such action would be effective if taken by a majority vote, then in such case the Chairman of the Board shall be entitled to cast a tie breaking vote with respect to such action. With respect to any committees established by the Board, subject to the following sentence and unless otherwise required by law, this Certificate or the By-Laws, each director serving on such committee shall have one vote on all matters presented to such committee for its consideration. If such committee considers any action that results in an equal number of the directors at the committee meeting voting for and against the action and such action would be effective if taken by a majority vote, then in such case the Chair of such committee shall be entitled to cast a tie breaking vote with respect to such action.
     Section 6.3 Number, Election and Term.
     (a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board; however, in no case shall the number of directors be less than 8 or more than 15. For purposes of this

Certificate, “Whole Board” shall mean the total number of directors the Corporation would have if there were no vacancies.
     (b) Subject to Section 6.6, the directors shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the Board. The term of the initial Class I Directors shall terminate at the annual meeting of stockholders to be held in 2007; the term of the initial Class II Directors shall terminate at the annual meeting of stockholders to be held in 2008; and the term of the initial Class III Directors shall terminate at the annual meeting of stockholders to be held in 2009. At each succeeding annual meeting of stockholders beginning in 2007, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 6.6, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.
     (c) Subject to Section 6.6, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
     (d) Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot.
     Section 6.4 Newly Created Directorships and Vacancies.
     Subject to Section 6.6, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
     Section 6.5 Removal.
     Subject to Section 6.6, any or all of the directors may be removed from office at any time with or without cause, but only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that from and after the Trigger Date, directors may be removed only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
     Section 6.6 Preferred Stock — Directors.
     Notwithstanding any other provision of this Article VI, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article VI unless expressly provided by such terms.

ARTICLE VII
BY-LAWS
     In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Whole Board (as defined below) shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting as a single class; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation), from and after the Trigger Date, unless two-thirds of the Whole Board recommend approval, the affirmative vote of the holders of at least 75% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws.
ARTICLE VIII
MEETINGS OF STOCKHOLDERS
     Section 8.1 Action by Written Consent.
     Any action required or permitted to be taken by stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that, from and after the Trigger Date, except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
     Section 8.2 Meetings.
     Effective as of the Trigger Date, except as otherwise required by law or the terms of any one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer, the President, or the Board pursuant to a resolution adopted by a majority of the Whole Board, and, effective as of the Trigger Date, the ability of the stockholders to call a special meeting is specifically denied.
     Section 8.3 Advance Notice.
     Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.
ARTICLE IX
SECTION 203
     The Corporation elects not to be governed by Section 203 of the DGCL until the first date on which Wendy’s and its affiliates cease to own 15% or more of the outstanding voting stock of the Corporation entitled to vote generally in the election of directors, on which date Section 203 of the DGCL shall apply prospectively and shall not restrict a business combination between the Corporation and any interested stockholder who became an interested stockholder prior to the effective date of this Certificate .
ARTICLE X
LIMITED LIABILITY; INDEMNIFICATION
     Section 10.1 Limitation of Personal Liability.
     No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 10.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 10.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.
     Section 10.2 Indemnification.
     (a) Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Section 10.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.
     (b) The rights conferred on any Covered Person by this Section 10.2 shall not be exclusive of any other rights that any Covered Person may have or hereafter acquire under law, this Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

     (c) Any repeal or amendment of this Section 10.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 10.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
     (d) This Section 10.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.
ARTICLE XI
MERGER; DISSOLUTION
     Unless at least two-thirds of the Whole Board shall recommend the approval of any of the following matters, the affirmative vote of 75% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to approve:
     (a) an agreement of merger or consolidation providing for the proposed merger or consolidation of the Corporation with or into one or more corporations and requiring stockholder approval;
     (b) a proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of the Corporation; or
     (c) a proposed dissolution of the Corporation.
ARTICLE XII
AMENDMENT OF CERTIFICATE OF INCORPORATION
     The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by this Certificate, the By-Laws or the DGCL; and, except as set forth in Article X, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XII. Notwithstanding any other provision of this Certificate, and in addition to any other vote that may be required by law or any Preferred Stock Designation, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision of this Certificate; provided, however, that from and after the Trigger Date, unless two-thirds of the Whole Board recommend approval, the affirmative vote of the holders of at least 75% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate inconsistent with the purpose and intent of Article VI, Article VII, Article VIII, Article IX, Article XI or this Article XII.

     IN WITNESS WHEREOF, Tim Hortons Inc. has caused this Certificate to be duly executed in its name and on its behalf by its Vice President this 23rd day of February, 2006.

TIM HORTONS INC.
By:	/s/ Kerrii B. Anderson
Kerrii B. Anderson
Vice President